Exhibit 10.11

                                 CRIIMI MAE Inc.
                         11200 Rockville Pike, Suite 400
                               Rockville, MD 20852

                                October 28, 2003




Stephen M. Abelman
11708 Ibsen Drive
Rockville, MD 20852

Dear Mr. Abelman:

     On behalf of CRIIMI MAE Inc. (the "Company"), we are delighted to offer you ("you") employment in the position of Executive Vice President of Asset Management of the Company and as an employee of CRIIMI MAE Services Limited Partnership (the "Employer", together with the Company, "CRIIMI"), in accordance with and pursuant to the following terms and conditions of this letter (the "Agreement"):

Provision                              Agreement

1.  Effective Date                     October 29, 2003 (the "Effective Date").

2.  Term                               The term of your employment under this
                                       Agreement (the "Term") shall commence on the Effective Date and shall have no specific time period and you shall be an "at will" employee of CRIIMI such that CRIIMI or you may terminate your employment with CRIIMI at any time and for any reason (or no reason). Upon your termination of employment with CRIIMI, if requested by the Chairman or the President of the Company, you shall resign all other officerships and directorships you hold with CRIIMI and their affiliates.

3. Position, Reports and Duties During the Term, you shall serve as an employee of the Employer and as the Executive Vice President of Asset Management and shall report to the President and Chief Operating Officer of the Company (the "COO"). You shall have those powers and duties normally associated with your position and such other powers and duties as may be prescribed by the COO and/or the Board of Directors of the Company (the "Board"). You shall devote all of your working time, attention and energies to the performance of your duties for CRIIMI.

4. Base Salary Beginning on the Effective Date, you shall be paid a base salary of $300,000 annually, subject to annual increase (but not

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                                       decrease) to be paid in accordance with
                                       the CRIIMI's payroll practices ("Base
                                       Salary").


5. Annual Bonus Target Commencing on January 1, 2004 and for each calendar year thereafter during the Term, you shall be eligible for an annual bonus upon the achievement of objective financial goals established by CRIIMI (the "Annual Bonus") prior to the start of each calendar year during the Term. CRIIMI shall establish the target amount of the Annual Bonus for which you are eligible prior to the start of each calendar year during the Term.

                                       Provided you are still employed by
                                       CRIIMI, your guaranteed minimum Annual
                                       Bonus for the 2004, 2005 and 2006
                                       calendar years shall be $100,000.

                                       Any such Annual Bonus earned during a
                                       calendar year shall be paid at such time as CRIIMI customarily pays annual bonuses, but you shall receive the entirety of the Annual Bonus to which you are entitled if you are employed with CRIIMI as of December 31 of such calendar year.

                                       If your employment is terminated (i) by
                                       CRIIMI for any reason other than Cause
                                       (as defined below) or (ii) due to your
                                       death or permanent and total disability
                                       within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), you shall be paid a pro-rated portion of your guaranteed minimum Annual Bonus for the year of termination based on the number of days you worked during the relevant calendar year divided by 365 or 366 in the case of a leap year (e.g., if you are terminated without Cause by CRIIMI on April 30, 2005, you shall be paid a pro-rated portion of the guaranteed minimum Annual Bonus that would have been paid for the year of termination equal to $100,000 X 120/365 or $32,876.71).

                                       If your employment should be terminated
                                       by you for any reason or by CRIIMI for
                                       Cause during any calendar year, no Annual
                                       Bonus, including a guaranteed minimum
                                       Annual Bonus, will be paid for such
                                       calendar year or any future calendar
                                       year.


6.  Restricted Stock                   On the Effective Date, or as soon as
                                       feasible thereafter, subject to the
                                       approval of the Compensation and Stock
                                       Option Committee of the Board of
                                       Directors of the Company (the
                                       "Committee"), you shall be granted a
                                       restricted stock award of common stock,
                                       $.01 par value per share, of the Company
                                       ("Common Stock") in an amount of whole
                                       shares equal to

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                                       12,500 (the "2003 Stock Award").  The
                                       2003 Stock Award shall be granted under
                                       the terms of the Company's stock
                                       incentive plan as evidenced by a
                                       restricted stock award agreement
                                       substantially in the form attached hereto as Exhibit A.

                                       Provided you are still then employed by
                                       CRIIMI, on each of December 31, 2004,
                                       December 31, 2005 and December 31, 2006, subject to the approval of the Committee, you shall be granted a stock award in an amount of whole shares (fractional shares to be settled in cash) equal to $50,000 divided by the closing price of the Common Stock on the relevant December 31 (the "Additional Awards"). Each such Additional Award shall vest as to 33-1/3% of the shares subject thereto on each of the first three anniversaries of the date of grant of the relevant Additional Award; provided, that, you are still then employed by CRIIMI on the relevant vesting dates.

                                       If your employment is terminated at any
                                       time due to your death or permanent and
                                       total disability within the meaning of
                                       Section 22(e)(3) of the Internal Revenue
                                       Code of 1986, as amended (the "Code") or your employment is terminated by CRIIMI without Cause, then, with respect to each Additional Award that has been granted to you prior to such date of termination of employment, all restrictions on any such Additional Award(s) shall automatically lapse as of such date. If your employment with CRIIMI terminates for any other reason, each Additional Award, or portion thereof, still subject to restriction, shall be forfeited.

                                       For purposes of this Agreement, CRIIMI
                                       shall have "Cause" to terminate your
                                       employment upon your (i) conviction of,
                                       or plea of guilty or nolo contendere to, a felony; or (ii) material breach of the Agreement which is not cured, if curable, within ten (10) days following CRIIMI's written notice to you of the event giving rise to such breach; or (iii) willful misconduct that is materially injurious to CRIIMI; or (iv) habitual drug or alcohol use which materially impairs your ability to perform your duties for CRIIMI; or (v) engaging in fraud, embezzlement or any other illegal conduct with respect to CRIIMI or any of their affiliates which is materially injurious to CRIIMI.

7. Employee Benefits During the Term, you shall be eligible to participate in all of CRIIMI's benefit plans, in accordance with their terms, at a level equal to or greater than that made available to all other executives or employees of CRIIMI generally, except the Chief Executive Officer and President and COO.

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8.  Termination                        Except as provided in Sections 5 and 6 of
                                       this Agreement, upon your termination of employment with CRIIMI for any reason, you shall be paid any earned, but yet unpaid Base Salary through the date of termination of employment with CRIIMI, all accrued, but unused vacation pay through the date of termination of employment with CRIIMI and you shall not receive any other payments or benefits from CRIIMI except as otherwise required by (i) applicable law; (ii) the terms and conditions of any CRIIMI employee benefit or compensation plans (other than as noted in Section 2); or (iii) any other CRIIMI policy or practice (e.g., officer indemnification).


9. Governing Law This Agreement is governed by, and is to be construed and enforced in accordance with, the laws of the State of Maryland without regard to principles of conflicts of laws.

10.  Miscellaneous                     (a)  Counterparts.  This Agreement may be
                                       executed in two or more-counterparts,
                                       each of which shall be deemed to be an
                                       original but all of which together will
                                       constitute one and the same instrument.

                                       (b) Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any prior agreement of the parties hereto in respect of the subject matter contained herein, including, without limitation, the Independent Contractor Agreement between CRIIMI MAE Services Limited Partnership and you, dated as of August 12, 2003, upon payment of all amounts due and owing to you thereunder, is hereby terminated and canceled as of the Effective Date. In consideration for entering into this Agreement, you hereby agree to waive any right to receive compensation from any third party for any services related to the restructuring, modification, disposition, transfer, assignment or assumption of the mortgage loan related to, or the underlying property known as Sheraton Orlando North.

                                       (c) Section Headings. The section
                                       headings in this Agreement are for
                                       convenience of reference only, and they
                                       form no part of this Agreement and shall not affect its interpretation.

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                                       (d) Withholding. All payments hereunder
                                       shall be subject to any required
                                       withholding of Federal, state and local
                                       taxes pursuant to any applicable law or
                                       regulation.

11.  D&O Insurance                     During the Term, you shall be covered by
                                       any directors and officers insurance the Company maintains from time to time by the Company for its directors and officers. In addition, you shall be entitled throughout the Term in your capacity as an officer and/or director of the Company the benefit of the indemnification provisions contained in the Certificate of Incorporation and/or
                                       By-laws of the Company as in effect from time to time, to the extent not prohibited by applicable law at the time of the assertion of any liability against you.

12.  Place of Performance              Your principal place of employment shall
                                       be at the Company's offices in Rockville, Maryland.













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     If you are in agreement  with the terms and  conditions of this  Agreement, please execute and date both copies and return one to me at the address set forth above.

                                   Sincerely,

                                   CRIIMI MAE Inc.


                                   /s/Mark R. Jarrell
                                   -------------------------------------
                                   Mark R. Jarrell
                                   President and Chief Operating Officer



                                   CRIIMI MAE SERVICES Limited
                                   Partnership



                                   By:  CMSLP Management Company, Inc.,
                                          its general partner


                                   /s/Mark R. Jarrell
                                   -------------------------------------
                                   Mark R. Jarrell
                                   President and Chief Operating Officer





Accepted and agreed to:


/s/Stephen M. Abelman              October 29, 2003
------------------------------     ------------------------------
Stephen M. Abelman                 Date






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